EXHIBIT 3.9

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NATUREWELL, INCORPORATED

                    NatureWell, Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

                    FIRST: That the first paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is amended by deleting the text thereof and inserting in lieu thereof the following:

"The Corporation shall be authorized to issue two classes of stock consisting of 5,000,000,000 shares of Common Stock, par value $0.00001 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

                    SECOND: That the second paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is amended by deleting the first sentence thereof and inserting in lieu thereof the following:

The class of Common Stock shall be divided into two series consisting of 4,980,000,000 shares of regular Common Stock and 20,000,000 shares of Series A Common Stock.

                    THIRD: That Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is amended by inserting immediately following the second paragraph of Article Fourth the following new paragraph:

The number of authorized shares of stock of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

                    FOURTH: That the foregoing amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                    FIFTH: That this Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

                    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 10th day of April, 2006.

NatureWell, Incorporated
By: _______________________________ James R. Arabia, Authorized Officer